SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  February 7, 2003


                              ALBION AVIATION, INC.

             (Exact name of registrant as specified in its charter)





                                    Delaware

                 (State or other jurisdiction of incorporation)


         333-46672                                                 33-0619254
(Commission File Number)                      (IRS Employer Identification No.)


 24351 Pasto Road, #B, Dana Point, California                            92629
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:  (949) 489-2400
         CIK Number 0001123580


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Item 5.  Other Information.


Albion Aviation, Inc. has entered into an agreement to acquire Aradyme
 Development Corporation with offices in
American Fork, Utah, which is developing and marketing advanced database management products.

 As required by the terms of the agreement, Albion, which currently has approximately 1.5 million shares issued and outstanding, will issue an aggregate of approximately 13.2 million shares of common stock and 12,000 shares of preferred stock, convertible into 120,000 shares of common stock, to the Aradyme stockholders. Options to purchase approximately 1.3 million shares of Aradyme common stock will be converted into options to purchase the same number of shares of Albion common stock. The parties expect that the acquisition, which is subject to approval by the Aradyme stockholders and certain other matters, will be completed on or before February 28, 2003.

As a result of the acquisition, Aradyme will become a wholly owned subsidiary of Albion, and the current officers and directors of Aradyme will become the officers and directors of Albion. Aradyme's board of directors and management team will continue Aradyme's business as Albion's new subsidiary. Albion will continue to implement its air charter service through its subsidiary, Svetlana Aviation. Albion anticipates changing its name to Aradyme Corporation upon completion of the reorganization.

Aradyme Development Corporation is a "Next Generation" database platform company. It develops and distributes computer software that helps companies manage and grow their businesses. It uses proprietary technology to rapidly build database applications in a drag-and-drop environment that are more powerful, flexible and yet more affordable than today's leading database alternatives. The technology means applications remain flexible to real-time additions, modifications and changes, allowing applications to continually evolve real-time with business processes. Aradyme has developed custom applications, using its database platform technology, for medical offices, direct sales companies, and product distributors, and a variety of other businesses.

                                                 -----------------

Information in this report relating to the closing of the proposed acquisition is subject to uncertainties relating to the requirement for Aradyme stockholder approval, the satisfactory review by each party of the business and financial affairs of the other, the absence of regulatory delays or uncertainties and other contingencies, and the satisfaction of other conditions. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company's business, please refer to the "Risk Factors" section of the company's SEC filings.


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                                   SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Dated:  February 6, 2003                             ALBION AVIATION, INC.



                                                           By: /s/ Jehu Hand
                                                               Jehu Hand
                                                               President